Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

POWER MEDICAL INTERVENTIONS, INC.

Power Medical Interventions, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.             It was incorporated pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 7, 2003.  An Amended and Restated Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on September 8, 2004.  A Second Amended and Restated Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on October 5, 2005.

2.             At a meeting of its Board of Directors (the “Board”) held on June 23, 2006, a resolution was duly adopted, pursuant to Sections 141(f) and 245 of the General Corporation Law of the State of Delaware, setting forth a proposed amendment and restatement of the Certificate of Incorporation (and any and all prior amendments thereto), and declaring the proposed amendment and restatement advisable.  Its stockholders duly approved and adopted the proposed amendment and restatement of the Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3.             The Third Amended and Restated Certificate of Incorporation, as so amended and restated, is entitled the Third Amended and Restated Certificate of Incorporation of Power Medical Interventions, Inc. and reads in its entirety as follows:

ARTICLE I

The name of this corporation is Power Medical Interventions, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

This corporation is authorized to issue two classes of stock, designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that this corporation is authorized to issue is 404,049,147, of which (i) 260,000,000 shares are Common Stock, par value $0.001 per share, and (ii) 144,049,147 shares are Preferred Stock, par value $0.001 per share, 22,668,764 of which are designated “Series A Convertible Preferred Stock,” 47,489,824 of which are designated “Series B Convertible Preferred Stock,” 22,935,780 of which are designated “Series C Convertible Preferred Stock” and 50,954,779 of which are designated “Series D Convertible Preferred Stock.”  The Series A Convertible Preferred Stock shall hereinafter be referred to as the “Series A Preferred,” the Series B Convertible Preferred Stock shall hereinafter be referred to as the “Series B Preferred,” the Series C Convertible Preferred Stock shall hereinafter be referred to as the “Series C Preferred” and the Series D Preferred Stock shall hereinafter be referred to as the “Series D Preferred.”

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of shares of capital stock or the holders thereof are as set forth below.

1.             Dividends.

(a)           Dividends may be declared and paid on Common Stock from funds lawfully available therefor as and when determined by the Board; provided, that no dividends shall be declared or paid on Common Stock until all dividends accrued or declared but unpaid on Preferred Stock shall have been paid in full; and, provided, further, that no dividends shall be declared or paid on shares of Common Stock unless the corporation shall declare and pay at the same time to each holder of Preferred Stock a dividend equal to the dividend which would have been payable to such holder if the shares of Preferred Stock held by such holder had been converted into Common Stock on the record date for the determination of holders of Common Stock entitled to receive such dividend.

(b)           The holders of the outstanding Series D Preferred shall be entitled to receive cumulative dividends (the “Series D Accruing Dividend”) at an annual rate of $0.0486 per share of Series D Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series D Preferred (each a “Series D Recapitalization Event”)), the holders of the outstanding Series C Preferred shall be entitled to receive cumulative dividends (the “Series C Accruing Dividend”) at the annual rate of $0.0471 per share of Series C Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series C Preferred (each a “Series C Recapitalization Event”)), the holders of the outstanding Series B Preferred shall be entitled to receive cumulative dividends (the “Series B Accruing Dividend”) at the annual rate of $0.0737 per share of Series B Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series B Preferred (each a “Series B Recapitalization Event”)), and the holders of the outstanding Series A Preferred shall be entitled to receive cumulative dividends (the “Series A Accruing Dividend”) at the annual rate of $0.0419 per share of Series A Preferred (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like with respect to the Series A Preferred (each a “Series A Recapitalization Event”)), which dividends, in each case, shall accrue daily in arrears, whether or not such dividends are declared by the Board of Directors or paid.  The Series A Accruing Dividend, the Series B Accruing Dividend, the Series C Accruing Dividend and the Series D Accruing Dividend (each, an “Accruing Dividend”) shall be payable when, as and if declared by the Board, out of any funds legally available therefor and prior and in preference to dividends to any other holder of capital stock of the corporation.  The corporation shall not pay the Accruing Dividend for one series of Preferred Stock without simultaneously paying the Accruing Dividend for each other series of Preferred Stock.  The Series A Recapitalization Events, the Series B Recapitalization Events, the Series C Recapitalization Events and the Series D Recapitalization Events are occasionally referred to herein more generally as “Recapitalization Events.”

2.             Liquidation Preference.

(a)           In the event of any liquidation, dissolution or winding up of this corporation (or deemed occurrence of such event pursuant to Section 2(d)) (a “Liquidation Event”), whether voluntary or involuntary, the holders of the Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of this corporation to the holders of Common Stock, Series A Preferred, Series B Preferred or Series C Preferred, by reason of their ownership thereof, for each outstanding share of Series D Preferred (1) the amount of $0.81 (as appropriately adjusted for any Series D Recapitalization Event) (the “Series D Original Issue Price”), plus (2) an amount equal to all accrued or declared but unpaid dividends on such share of Series D Preferred (such amount, together with the Series D Original Issue Price, the “Series D Liquidation Amount”).  If upon the occurrence of a Liquidation Event, the assets and funds of this corporation legally available for distribution to stockholders by reason of their ownership of the stock of this corporation shall be insufficient to permit the payment to holders of the Series D Preferred of the aggregate Series D Liquidation Amount, which they would otherwise be entitled to receive, then the entire assets and funds of this corporation legally available for distribution shall be first distributed among the holders of the Series D Preferred in proportion to the aggregate Series D Liquidation Amount each such holder would otherwise be entitled.

(b)           After payment in full has been made to the holders of the Series D Preferred of the full amounts to which they shall be entitled as provided in Section 2(a), the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of this corporation to the holders of Common Stock by reason of their ownership thereof, (i) for each outstanding share of Series A Preferred (1) the amount of $0.6992 (as appropriately adjusted for any Series A Recapitalization Event) (the “Series A Original Issue Price”) plus (2) an amount equal to all accrued or declared but unpaid dividends on such share of Series A Preferred (such amount, together with the Series A Original Issue Price, the “Series A Liquidation Amount”), (ii) for each outstanding share of Series B Preferred (1) the amount of $0.7370 (as appropriately adjusted for any Series B Recapitalization Event) (the “Series B Original Issue Price”) plus (2) an amount equal to all accrued or declared but unpaid dividends on such share of Series B Preferred (such amount, together with the Series B Original Issue Price, the “Series B Liquidation Amount”) and (iii) for each outstanding share of Series C Preferred (1) the amount of $0.7848 (as appropriately adjusted for any Series C Recapitalization Event) (the “Series C

Original Issue Price”) plus (2) an amount equal to all accrued or declared but unpaid dividends on such share of Series C Preferred (such amount, together with the Series C Original Issue Price, the “Series C Liquidation Amount”).  If upon the occurrence of a Liquidation Event, the assets and funds of this corporation legally available for distribution to stockholders by reason of their ownership of the stock of this corporation shall be insufficient to permit the payment to holders of the Series A Preferred, Series B Preferred and Series C Preferred of the aggregate Series A Liquidation Amounts, Series B Liquidation Amounts, and Series C Liquidation Amounts (each, together with the Series D Liquidation Amounts, more generally, a “Liquidation Amount”) which they would otherwise be entitled to receive, then the entire assets and funds of this corporation legally available for distribution following the distribution required under Section 2(a) shall be distributed among the holders of the Series A Preferred, Series B Preferred and Series C Preferred in proportion to the aggregate Liquidation Amounts each such holder would otherwise be entitled to receive, prior and in preference to any distribution of any of this corporation’s assets to the holders of the Common Stock.  Each of the Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price and the Series D Original Issue Price are occasionally referred to herein more generally as an “Original Issue Price.”

(c)           After payment in full has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as provided in Section 2(a) and 2(b), the entire remaining assets and funds of the corporation legally available for distribution to stockholders shall be distributed ratably among the holders of Common Stock.

(d)           Unless otherwise agreed to in writing by the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted-to Common Stock basis, the “Preferred Majority”), (i) a consolidation or merger of this corporation with or into any other corporation or corporations (except one in which the holders of capital stock of the corporation immediately prior to such merger or consolidation continue to hold a majority of the outstanding equity securities of the surviving, resulting or consolidated entity), or (ii) a sale, lease, conveyance or other disposition (whether in one transaction or a series of related transactions) of all or substantially all of the assets of this corporation (each of (i) or (ii) being a “Change of Control”), shall be deemed to be a liquidation, dissolution or winding up of the corporation and shall entitle the holders of Preferred Stock to receive at the closing (and at each date after the closing on which additional amounts (such as earn-out payments, escrow amounts or other contingent payments) are paid to stockholders of the corporation as a result of the transaction) in cash, securities or other property (valued as provided in Section 2(e)) an amount equal to the greater of: (1) the Series A Liquidation Amount, Series B Liquidation Amount, Series C Liquidation Amount or Series D Liquidation Amount, as the case may be, or (2) the amount per share that a holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be, would be entitled to receive had all of such shares of Preferred Stock been converted into Common Stock immediately prior to such event at the then effective applicable Conversion Prices (as defined in Section 3(a)) taking into account all amounts previously paid to such holder under this Section 2 and the priorities and preferences set forth in this Section 2.

(e)           If any of the assets of this corporation are to be distributed under this Section 2, or for any purpose, in a form other than cash, then the Board shall promptly and reasonably determine in good faith the fair market value of the assets to be distributed to the holders of the Series D Preferred, Series C Preferred, the Series B Preferred, Series A Preferred and Common Stock.  This corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Preferred Stock or Common Stock.

3.             Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the series of Preferred Stock of which such share is a part, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for a share of such series of Preferred Stock by the Conversion Price (as hereinafter defined) at the time in effect for a share of such series of Preferred Stock (the “Conversion Rate”).  The “Conversion Price”: per share of Series A Preferred initially shall be $0.6992; per share of Series B Preferred initially shall be $0.7370; per share of Series C Preferred initially shall be $0.7848; and per share of Series D Preferred initially shall be $0.810; each subject to adjustment from time to time as provided below.

(b)           Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate then applicable to shares of the series of Preferred Stock of which such share is a part upon the earlier to occur of (i) the time immediately prior to the consummation of this corporation’s first sale of Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, for which the aggregate proceeds are not less than $40,000,000 (prior to underwriter commissions and discounts) at a price to the public of at least $0.83 per share (as appropriately adjusted for any stock split, stock dividend, combination of shares or the like affecting the Common Stock after the date hereof) (a “Qualified Public Offering”) and (ii) the date upon which the Preferred Majority shall have consented to such conversion.

(c)           Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the series of Preferred Stock of which such holder’s shares are a part, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of a conversion pursuant to Section 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent or agents; and, provided, further, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent or agents as provided above, or the holder notifies the corporation or its transfer agent or agents that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates.  This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any declared and unpaid dividends payable pursuant to Section 1(b), if any.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or, in the case of automatic conversion, immediately prior to and, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon, the closing of the event leading to such automatic conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(d)           Fractional Shares.  In lieu of any fractional shares to which any holder of Preferred Stock would otherwise be entitled, this corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board.  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e)           Adjustment of Conversion Prices.  The Conversion Prices shall be subject to adjustment from time to time as follows:

(i)            Special Definitions.  For purposes of this Section 3(e), the following definitions shall apply:

(1)           “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.
(2)           “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities of the corporation convertible into or exchangeable for Common Stock.
(3)           “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 3(e)(iii), deemed to be issued) by this corporation after the Original Issue Date (as hereinafter defined), other than:
(A)          shares issued or issuable pursuant to that certain Convertible Subordinated Promissory Note, dated March 30, 2006, issued to the Gerald and Myra S. Dorros Revocable Trust;
(B)           shares issued or issuable pursuant to the conversion of that certain Series D Convertible Preferred Stock Purchase Agreement (as hereinafter defined) and related warrant to purchase shares of Common Stock;

(C)           shares issued or issuable upon the conversion of Preferred Stock;
(D)          shares issued or issuable as a dividend or other distribution on the Preferred Stock;
(E)           shares issued or issuable upon exercise of Common Stock purchase warrants issued pursuant to that certain Series D Convertible Preferred Purchase Agreement (as hereinafter defined);
(F)           shares issued or issuable in a transaction described in Section 3(e)(vi);
(G)           shares issued or issuable pursuant to a Qualified Public Offering;
(H)          up to 22,080,167 shares directly or derivatively issued or issuable to employees, officers or directors of, or consultants or advisors to, this corporation or its subsidiaries pursuant to a plan or arrangement approved by the Board; provided, however, that such number of shares may be increased from time to time by the Board, including the Series B Director and the Series C Director (each as defined below);
(I)            shares issued or issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the Original Issue Date (including without limitation the Convertible Promissory Note dated March 30, 2006, and the warrants contemplated therein) and any securities of the corporation issuable directly or indirectly upon the conversion or exercise thereof;
(J)            shares issued or issuable to financing institutions or lessors in connection with commercial credit arrangements, equipment financings or similar strategic transactions approved by the Board;
(K)          shares issued or issuable in connection with bona fide acquisitions of businesses, products or technologies approved by the Board, including the Series B Director and the Series C Director; and
(L)           shares issued or issuable in connection with strategic partnerships, joint ventures, licensing arrangements or similar transactions not involving financial investors, as approved by the Board, including the Series B Director and the Series C Director.
(4)           “Original Issue Date” shall mean the date on which the first share of Series D Preferred was issued.
(5)           “Series D Convertible Preferred Stock Purchase Agreement” means that certain Series D Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, by and among the corporation and the purchasers party thereto, as the same may be amended from time to time.

(6)           “Series B Director” shall have the meaning ascribed to such term in that certain Second Amended and Restated Voting Agreement, dated as of the Original Issue Date, by and among this corporation and the other parties thereto (the “Voting Agreement”).
(7)           “Series C Director” shall have the meaning ascribed to such term in the Voting Agreement.
(8)           “Series D Director” shall have the meaning ascribed to such term in the Voting Agreement.

(ii)           No Adjustment of Conversion Price.  Any provision herein to the contrary notwithstanding, no adjustment in any Conversion Price shall be made in respect of the issuance of Additional Shares of Common (1) unless the consideration per share (determined pursuant to Section 3(e)(v)) for an Additional Share of Common issued or deemed to be issued by this corporation is less than such Conversion Price in effect on the date of, and immediately prior to, such issuance or (2) if prior to such issuance or within 20 days thereafter the corporation receives notice from the Preferred Majority that no such adjustment in such Conversion Price shall be made.  The Preferred Majority shall not waive adjustment of the Conversion Price of any one series of Preferred Stock unless (A) it shall waive the adjustment of the Conversion Price of all series of Preferred Stock or (B) the holders of a majority of the then outstanding shares of such series of Preferred Stock whose conversion price woul be subject to adjustment in the absence of the waiver shall consent to disparate treatment of such series.

(iii)          Deemed Issuance of Additional Shares of Common.  In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options (excluding for all purposes of this Section 3(e)(iii) Options excluded from the definition of Additional Shares of Common) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(e)(v)) of such Additional Shares of Common would be less than any Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be; and, provided, further, that in any such case in which Additional Shares of Common are deemed to be issued:

(1)           no further adjustment in any Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange, any Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
(3)           upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, any Conversion Price computed upon the original issuance thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
(A)          in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issuance of all such Convertible Securities, which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange; and
(B)           in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the corporation for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation (determined pursuant to Section 3(e)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;
(4)           no readjustment pursuant to Sections 3(e)(iii)(2) or (3) shall have the effect of increasing any Conversion Price to an amount which exceeds the lower of (A) such Conversion Price on the original adjustment date, or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;
(5)           in the case of any Option or Convertible Securities with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to any Conversion Price shall be made until such number becomes determinable; and
(6)           if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in a Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter such Conversion Price shall be adjusted pursuant to this Section 3(e)(iii) as of the actual date of their issuance.

(iv)          Adjustment of Conversion Prices Upon Issuance of Additional Shares of Common.  In the event this corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3(e)(iii)) after the Original Issue Date without consideration or for a consideration per share less than any Conversion Price in effect immediately prior to such issuance, then and in each such event each such Conversion Price shall be reduced to a price (rounded to the nearest one cent) equal to such Conversion Price multiplied by a fraction:

(1)           the numerator of which is equal to the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price in effect immediately prior to such issuance; and
(2)           the denominator of which is equal to the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of Additional Shares of Common so issued.

For the purposes of this Section 3(e)(iv), the number of shares of Common Stock outstanding shall be deemed to include the Common Stock issuable upon full exercise and conversion of all then outstanding Options and Convertible Securities.

(v)           Determination of Consideration.  For purposes of this Section 3(e), the consideration received by the corporation for the issuance of any Additional Shares of Common shall be computed as follows:

(1)           Cash and Property: Such consideration shall:
(A)          insofar as it consists of cash, be computed at the aggregate amount of cash received by the corporation after deducting any commissions paid by the corporation with respect to such issuance;
(B)           insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in the good faith by the Board; and
(C)           in the event Additional Shares of Common are issued (or, pursuant to Section 3(e)(iii), deemed to be issued) together with other shares or securities or other assets of the corporation for consideration which covers both cash and other property, be the proportion of such consideration so received, computed as provided in Sections 3(e)(v)(1)(A) and (B), as determined in good faith by the Board.

(2)           Options and Convertible Securities.  The consideration per share received by the corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3(e)(iii), relating to Options and Convertible Securities, shall equal the quotient determined by dividing:

(A)          the total amount, if any, received or receivable by the corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(B)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi)          Other Adjustments to Conversion Price.  Each Conversion Price shall also be subject to adjustment from time to time as follows:

(1)           Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend, reclassification or otherwise, into a greater number of shares of Common Stock or the corporation shall declare a dividend payable in any right to acquire Common Stock for no consideration, each Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Common Stock, each Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(2)           Adjustments for Stock Dividends and Other Distributions.  In the event the corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding repurchases of securities by the corporation not made on a pro rata basis) payable in property or in securities of the corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 3 or as provided in Section 1(a) in connection with a dividend, then and in each such event the holders of the Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

(3)           Adjustments for Reorganizations, Reclassifications or Similar Events.  If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Sections 3(e)(vi)(1) or (2), or a Change of Control referred to in Section 2), then each Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification or other event, be proportionately adjusted so that each share of Preferred Stock shall thereafter be convertible into such number of shares of such other class or classes of stock as the number of shares of Common Stock of the corporation deliverable upon conversion of such share of Preferred Stock immediately before such reorganization, reclassification or other event would have become in connection with such reorganization, reclassification or other event.

(vii)         Miscellaneous.

(1)           All calculations under this Section 3(e) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.
(2)           No adjustment in any Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than $0.01.  Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

(f)            Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) each such adjustment and readjustment, (ii) each Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s Preferred Stock.

(g)           Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, the operation of, and any adjustment of the Conversion Price pursuant to, this Section 3 may be waived with respect to any specific share or shares of Preferred Stock, either prospectively or retroactively and either generally or in a particular instance, by a writing executed by the registered holder of such share or shares.  Any waiver pursuant to this Section 3(g) shall bind all future holders of shares of Preferred Stock for which such rights have been waived.  In the event that a waiver of adjustment of any Conversion Price under this Section 3(g) results in different Conversion Prices for shares of a single series of Preferred Stock, the Secretary of the corporation shall maintain a written ledger identifying the Conversion Price for each share of Preferred Stock.  Such information shall be made available to any holder of Preferred Stock upon request.  For the purposes of Section 3(e)(iv), if different shares of a series of Preferred Stock have more than one Conversion Price as a result of a waiver of adjustment of Conversion Price under this Section 3(g), the Conversion Price for triggering any future adjustments of the Conversion Price of given shares of Preferred Stock which have not had such adjustment waived shall be the lowest Conversion Price in effect with respect to the series of Preferred Stock to which such shares belong.

(h)           Notices of Record Date.  In the event that this corporation shall propose at any time:

(i)            to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)           to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii)          to effect any reclassification or recapitalization of its outstanding Common Stock involving any change in the Common Stock, as applicable; or

(iv)          to undergo any liquidation, dissolution, winding up or Change of Control of the corporation;

then, in connection with each such event, this corporation shall send to the holders of Preferred Stock at least 20 days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which applicable holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in Sections 3(h)(iii) or (iv).

(i)            Issue Taxes.  This corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto.

(j)            Reservation of Stock Issuable Upon Conversion.  This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k)           Notices.  Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if and when delivered by confirmed facsimile or electronic transmission (with duplicate original sent by United States mail) or three business days after such notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address (postal or electronic) or facsimile number appearing on the books of this corporation.

4.             Redemption.

(a)           Redemption Date and Price.  At any time after May 30, 2011, but within 90 days after receipt by this corporation of a written request from any holder of then outstanding shares of Preferred Stock that all or a specified portion of such holder’s shares of Preferred Stock be redeemed, the corporation shall, to the extent it may lawfully do so, redeem the shares specified in such request in accordance with the procedures set forth in this Section 4 by paying in cash therefor a sum equal to the aggregate Liquidation Amount for the shares being redeemed by such holder (such holder’s “Redemption Price”).  The date fixed for redemption is referred to herein as the “Redemption Date.”

(b)           Procedure.  At least 15 but no more than 30 days prior to any Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock to be redeemed, at the address last shown on the records of the corporation for such holder, notifying the holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, such holder’s Redemption Price and the place at which payment may be obtained and calling upon such holder to surrender to the corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”).  Except as provided in Section 4(c), on or after any Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date shall surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.  In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c)           Effect of Redemption; Insufficient Funds.  From and after each Redemption Date, unless there shall have been a default in payment due hereunder, all rights of the holders of shares of Preferred Stock designated for redemption on such date (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.  If the funds of the corporation legally available for redemption of Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the relative Redemption Prices applicable to their shares of Preferred Stock which are subject to redemption on such Redemption Date.  Shares of Preferred Stock designated in a Redemption Notice but not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, and per share cumulative dividends of $0.0559 per annum, with respect to shares of Series A Preferred, $0.0884 per annum, with respect to shares of Series B Preferred, $0.0628 per annum, with respect to shares of Series C Preferred, and $0.0648 per annum, with respect to the Series D Preferred, each as appropriately adjusted for a Recapitalization Event, and shall accrue thereon until such shares are redeemed in full.  At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obliged to redeem but which it has not redeemed.

(d)           Redemption Fund.  On or prior to each Redemption Date, the corporation shall deposit the aggregate Redemption Price of all shares of Preferred Stock designated for redemption on such Redemption Date, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the various Redemption Prices for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the corporation that such holder has surrendered such holder’s share certificate to the corporation pursuant to Section 4(b).  As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of their shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section 3.  Such instructions shall also provide that any moneys deposited by the corporation pursuant to this Section 4(d) for the redemption of shares thereafter converted into Common Stock pursuant to Section 3 prior to such Redemption Date shall be returned to the corporation forthwith upon such conversion.  The balance of any moneys deposited by the corporation pursuant to this Section 4(d) remaining unclaimed at the expiration of two years following the Redemption Date with respect to which such moneys were deposited shall thereafter be returned to the corporation upon its request expressed in a resolution of the Board.

5.             Voting Rights.

Except as otherwise required by law or as otherwise set forth herein, each holder of Common Stock shall have one vote for each share of Common Stock so held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.  Except as required by law or as otherwise set forth herein, all shares of Preferred Stock and all shares of Common Stock shall vote together as a single class on all matters to come before the stockholders of this corporation.  Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded.

6.             Protective Provisions.

(a)           This corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred:

(i)            authorize or create (by reclassification or otherwise), issue or obligate itself to issue, any new class or series of stock or any other securities convertible or exchangeable into equity securities of the corporation, having rights, preferences or privileges senior to, or on a parity with, those of the Series A Preferred;

(ii)           amend, repeal or waive any provision of the Certificate of Incorporation or the corporation’s Bylaws if such amendment, repeal or waiver would materially and adversely affect the rights, preferences or privileges of the Series A Preferred;

(iii)          increase or decrease (other than by redemption or conversion) the authorized number of shares of Series A Preferred;

(iv)          alter, amend or change any rights, preferences or privileges of the Series A Preferred, whether pursuant to an amendment of this Certificate of Incorporation, the corporation’s Bylaws or otherwise; or

(v)           create any registration rights or other right senior to or on parity with those rights of the Series A Preferred.

(b)           This corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred:

(i)            sell, convey, or otherwise dispose of all or substantially all of the assets or voluntarily liquidate the corporation or enter into a merger or consolidation (each, a “Sale Transaction”) in which the consideration received for such Sale Transaction results in net cash proceeds to the holders of Series B Preferred, together with the aggregate payments made directly by the acquiring entity to the holders of Series B Preferred, is less than (A) one and one fourth (1.25) times the Series B Original Issue Price if such Sale Transaction occurs before the second anniversary of the Original Issue Date, (B) two and one fourth (2.25) times the Series B Original Issue Price if such Sale Transaction occurs on or after the second anniversary, but before the third anniversary, of the Original Issue Date, and (C) three and one fourth (3.25) times the Series B Original Issue Price if such Sale Transaction occurs on or after the third anniversary, but before the fourth anniversary, of the Original Issue Date;

(ii)           authorize or create (by reclassification or otherwise), issue or obligate itself to issue, any new class or series of stock or any other securities convertible or exchangeable into equity securities of the corporation, having rights, preferences or privileges senior to, or on a parity with, those of the Series B Preferred;

(iii)          amend, repeal or waive any provision of the Certificate of Incorporation or the corporation’s Bylaws if such amendment, repeal or waiver would be adverse to the holders of the Series B Preferred with respect to their ownership thereof;

(iv)          redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of capital stock of this corporation otherwise than by conversion in accordance with Section 3 or by redemption in accordance with Section 4; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements, plans or written policies approved by the Board under which the corporation has the option to repurchase such shares at cost upon the termination of such stockholder’s service to the corporation;

(v)           increase or decrease (other than by redemption or conversion) the authorized number of shares of Common Stock, Preferred Stock, Series A Preferred or Series B Preferred;

(vi)          alter, amend or change any rights, preferences or privileges of the Series B Preferred, whether pursuant to an amendment of this Certificate of Incorporation, the corporation’s Bylaws or otherwise;

(vii)         create any registration rights or other right senior to or on parity with those rights of the Series B Preferred;

(viii)        change the number of directors which constitute the Board; or

(ix)           pay or declare cash dividends on the Common Stock, the Series A Preferred or any other securities of the corporation with rights junior to those rights of the Series B Preferred.

(c)           This corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 63% of the then outstanding shares of Series C Preferred:

(i)            effect a Sale Transaction in which the consideration received for such Sale Transaction results in net cash proceeds to the holders of Series C Preferred, together with the aggregate payments made directly by the acquiring entity to the holders of Series C Preferred, is less than (A) one and one fourth (1.25) times the Series C Original Issue Price if such Sale Transaction occurs before the second anniversary of the Original Issue Date, (B) two and one fourth (2.25) times the Series C Original Issue Price if such Sale Transaction occurs on or after the second anniversary, but before the third anniversary, of the Original Issue Date, and (C) three and one fourth (3.25) times the Series C Original Issue Price if such Sale Transaction occurs on or after the third anniversary, but before the fourth anniversary, of the Original Issue Date;

(ii)           authorize or create (by reclassification or otherwise), issue or obligate itself to issue, any new class or series of stock or any other securities convertible or exchangeable into equity securities of the corporation, having rights, preferences or privileges senior to, or on a parity with, those of the Series C Preferred;

(iii)          amend, repeal or waive any provision of the Certificate of Incorporation or the corporation’s Bylaws if such amendment, repeal or waiver would be adverse to the holders of the Series C Preferred with respect to their ownership thereof;

(iv)          redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of capital stock of this corporation otherwise than by conversion in accordance with Section 3 or by redemption in accordance with Section 4; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements, plans or written policies approved by the Board under which the corporation has the option to repurchase such shares at cost upon the termination of such stockholder’s service to the corporation;

(v)           increase or decrease (other than by redemption or conversion) the authorized number of shares of Common Stock, Preferred Stock, Series A Preferred, Series B Preferred or Series C Preferred;

(vi)          alter, amend or change any rights, preferences or privileges of the Series C Preferred, whether pursuant to an amendment of this Certificate of Incorporation, the corporation’s Bylaws or otherwise;

(vii)         create any registration rights or other right senior to or on parity with those rights of the Series C Preferred;

(viii)        change the number of directors which constitute the Board; or

(ix)           pay or declare cash dividends on the Common Stock, the Series A Preferred, Series B Preferred or any other securities of the corporation with rights junior to those rights of the Series C Preferred.

(d)           This corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred:

(i)            effect a Sale Transaction in which the consideration received for such Sale Transaction results in net cash proceeds to the holders of Series D Preferred, together with the aggregate payments made directly by the acquiring entity to the holders of Series D Preferred, is less than (A) one and one fourth (1.25) times the Series D Original Issue Price if such Sale Transaction occurs before the second anniversary of the Original Issue Date, (B) two and one fourth (2.25) times the Series D Original Issue Price if such Sale Transaction occurs on or after the second anniversary, but before the third anniversary, of the Original Issue Date, and (C) three and one fourth (3.25) times the Series D Original Issue Price if such Sale Transaction occurs on or after the third anniversary, but before the fourth anniversary, of the Original Issue Date;

(ii)           authorize or create (by reclassification or otherwise), issue or obligate itself to issue, any new class or series of stock or any other securities convertible or exchangeable into equity securities of the corporation, having rights, preferences or privileges senior to, or on a parity with, those of the Series D Preferred;

(iii)          amend, repeal or waive any provision of the Certificate of Incorporation or the corporation’s Bylaws if such amendment, repeal or waiver would be adverse to the holders of the Series D Preferred with respect to their ownership thereof;

(iv)          redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of capital stock of this corporation otherwise than by conversion in accordance with Section 3 or by redemption in accordance with Section 4; provided, however, that this restriction shall not apply to the repurchase of shares of

Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements, plans or written policies approved by the Board under which the corporation has the option to repurchase such shares at cost upon the termination of such stockholder’s service to the corporation;

(v)           increase or decrease (other than by redemption or conversion) the authorized number of shares of Common Stock, Preferred Stock, Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;

(vi)          alter, amend or change any rights, preferences or privileges of the Series D Preferred, whether pursuant to an amendment of this Certificate of Incorporation, the corporation’s Bylaws or otherwise;

(vii)         create any registration rights or other right senior to or on parity with those rights of the Series D Preferred;

(viii)        change the number of directors which constitute the Board; or

(ix)           pay or declare cash dividends on the Common Stock, the Series A Preferred, the Series B Preferred, the Series C Preferred or any other securities of the corporation with rights junior to those rights of the Series D Preferred.

7.             No Impairment.  This corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of Preferred Stock against impairment.

8.             No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the corporation shall be authorized to issue.

ARTICLE V

The corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.  In furtherance of and not in limitation of the foregoing, the corporation shall advance expenses, including attorneys’ fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall be ultimately determined that he is not entitled to be indemnified by the corporation.  The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any Bylaw, agreement, vote of directors or stockholders or otherwise.  No amendment to or repeal of the provisions of this Article V shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

ARTICLE VI

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE VII

No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages arising out of such director’s breach of his fiduciary duty as a director of the corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.  No amendment to or repeal of the provisions of this Article VII shall deprive any director of the corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

ARTICLE VIII

In furtherance of and not in limitation of the powers conferred by statute, but subject to Section 6 of Article IV, the Bylaws of the corporation may be adopted, amended or repealed by the Board.

ARTICLE IX

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of this corporation.

ARTICLE XI

Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporations Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class.

ARTICLE XII

This corporation is to have perpetual existence.

IN WITNESS WHEREOF, I have hereunto set my hand as of June 23, 2006.

/s/ Michael P. Whitman
Michael P. Whitman
President and CEO

CERTIFICATE OF AMENDMENT

of

CERTIFICATE OF INCORPORATION

of

POWER MEDICAL INTERVENTIONS, INC.

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is Power Medical Interventions, Inc.

2.             The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article IV thereof in its entirety and replacing said paragraph with the following new paragraph:

“This corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that this corporation is authorized to issue is 460,049,147, of which (i) 316,000,000 shares are Common Stock, par value $0.001 per share, and (ii) 144,049,147 shares are Preferred Stock, par value $0.001 per share, 22,668,764 of which are designated “Series A Convertible Preferred Stock,” 47,489,824 of which are designated “Series B Convertible Preferred Stock,” 22,935,780 of which are designated “Series C Convertible Preferred Stock” and 50,954,779 of which are designated “Series D Convertible Preferred Stock,”  The Series A Convertible Preferred Stock shall be referred to as the “Series A Preferred,” the Series B Convertible Preferred Stock shall be referred to as the “Series B Preferred,” the Series C Convertible Preferred Stock shall be referred to as the “Series C Preferred” and the Series D Convertible Preferred Stock shall be referred to as the “Series D Preferred.”

3.             This amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Michael P. Whitman, its President, thereto duly authorized, this 29th day of March, 2007.

POWER MEDICAL INTERVENTIONS, INC.

By:	/s/ Michael P. Whitman
Michael P. Whitman, President